Exhibit 99.2

Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
■ MANAGEMENT DISCUSSION SECTION
Operator: Good day ladies and gentlemen, thank you for holding. Welcome to the Applied Micro Circuits Q2 2009 Earnings Conference Call. As a reminder, today’s call is being recorded.
Now, for opening remarks and introductions, I’d like to turn the conference over to Mr. Bob Gargus, Chief Financial Officer. Please go ahead, sir.
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Good afternoon, everyone and thank you for joining today’s conference call. On the call today with me is Kambiz Hooshmand, our President and CEO.
Before turning the call over to Kambiz, I want to remind you that the forward-looking statements discussed on this call, including guidance that we will provide on revenue, non-GAAP gross margin, non-GAAP operating expenses and certain other financial targets, are based on the limited information available to us today. That information is likely to change.
There are numerous risk and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing, the impact of workforce reductions and the integration of new or moved operations, risks relating to macroeconomic conditions and markets and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31, 2008. Our actual results may differ materially from these forward-looking statements, and AMCC assumes no obligation to update forward-looking statements made on this call.
I want to point out that AMCC has several analysts that cover the stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the company.
With that, I’m going to turn the call over to Kambiz. Kambiz?
Kambiz Hooshmand, Chief Executive Officer and President
Thanks Bob and good afternoon everyone. Obviously, the global credit crisis is putting pressure on the overall economy. In July, we were one of the first companies to indicate that telecom spending was slowing down.
Since then, we have seen a number of telecom related equipment suppliers provide negative earnings releases or guidance. These included key AMCC customers like Ciena and Nortel.
We saw telecom related orders continue to slow down through the September quarter. This was specially pronounced in the U.S. We also saw a slowdown in the North American distribution especially in September.
Despite these conditions, we delivered better than expected results for the September quarter. In July, we guided for revenues for the September quarter to be up 3.5 to 5.5% sequentially. We delivered 4% sequential revenue growth and we exceeded the Street EPS consensus by $0.02. I am very pleased with the results the AMCC team delivered in a very challenging environment.
AMCC is now a well-diversified company that provides products into a variety of applications. Here, I’d like to discuss four of the key areas with you.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
•	First, in the telecom sector, we provide SONET and OTN solutions. Increasingly, our focus is on the transition from voice centric SONET networks to data and Ethernet centric OTN networks. The telecom sector represents around 40% of our total revenue. The telecom slowdown has hit this segment hard, while we expect the effects of this slowdown to be temporary for two reasons. One reason is that unlike the tech meltdown of 2001-2002, carrier networks are running at high utilization rates. Therefore, we believe carriers will continue to upgrade and transition to high speed OTN solutions that favor AMCC. The other reason is that we have a number of product cycles and design wins that will ramp throughout 2009. Hence, we are optimistic that we will weather this slowdown and grow our revenues. I will give you specific examples of the design wins at a later part of this call.
•	The second key area is in the high end enterprise networks. In many cases, these are financial institutions that use AMCC’s OTN Framers and PHYs to light their high speed optical backbone networks. Obviously, this area is hit the hardest given the financial sector meltdown. While the recovery in the financial sector is likely to take much longer, this area represents less than 10% of our overall revenues.
•	The third area is in the data center where we provide solutions to process, transport and store information. We provide the 10 gigabit Ethernet connectivity, the packet processing, and the network storage solutions. This is a tale of two stories. Spending for the corporate data center is ramping down as the CFOs and CIOs react to the global crisis by slowing down any discretionary spending. However, the Internet data center with video and web 2.0 applications continue to grow more sophisticated and continue to need higher speed and more storage. Thus, we do not see a significant slowdown in this sector and remain optimistic that the combination of our design wins and the ongoing demand for bandwidth and storage will minimize the effects of the overall weaker economy.
•	Finally, our processor and storage products go into a wide variety of embedded and vertical applications ranging from video editing, education and entertainment, as well as many others. The macro economy is affecting this area, slowing the conception of our storage and processor products in the channel. This area represents about 25% of our overall revenues.
So, in summary, telecom-specific products are down, also distribution orders going into embedded processing and vertical storage applications are down. Despite these factors, our PowerPC and Ethernet products are experiencing sequential growth. This is a reflection of the key design wins we have garnered in these two product areas over the past several quarters.
Now, let’s review our vision one more time.
•	Telecom networks transition from voice centric SONET protocols to data and Ethernet centric OTN infrastructure. This will benefit AMCC significantly, since we are a dominant player in OTN today and our products and design win pipeline is very strong.

•	Internet bandwidth will continue to grow at 50 to 150% per year, driving the adoption of 10 gigabit Ethernet followed by 100 gigabit Ethernet. As a result, SFP+ will grow rapidly. AMCC has a large number of design wins in this area that will ramp in 2009. I’ll give you many examples later in the call.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
•	Processor technologies converge on low cost, extremely low power 2+ gigahertz cores with a configuration of 2 to 4 cores. Line rate packet processing at 10 gigabit per second becomes a key differentiator. Energy consumption in the data center becomes the critical factor. Therefore, power semantics within the processor complex becomes the key selection criteria for the new class of networks and storage equipment. Look for AMCC to excel at all of these areas.

•	Serial storage specifically SATA and SAS replaced older and more expensive parallel technologies in the Internet data center. At this point, I would like to discuss some of the key developments for AMCC, key design wins and significant product areas.
We have strong design wins in the wireless infrastructure areas, specifically the wireless backhaul networks. We see strength in the Asia Pacific region where we are in the midst of several large deployments including China and India. For example, Reliance is performing a nationwide expansion of the GSM wireless network that uses our PowerPC products. Deployments of China Mobile and Chunghwa Telecom also drove growth for us in the past quarter. Additionally, we are seeing good design traction in the Middle East. This past quarter we saw shipments of our optical transport products into Verizon’s ROADM deployments as well as the Pan-European network build out. With the 3G iPhone and other competing products proliferating in the marketplace today, wireless backhaul is becoming a major bottleneck for operators. The Average Revenue Per User from these next generation services is almost twice that of simple to telephony. Operators cannot afford to provide an experience that is subpar for these high ARPU, high profitability customers. We believe that optical is going to play a key role in the upgrade of backhaul infrastructure as it moves toward an Ethernet-based technology from today’s predominantly T1/E1 lines.
In 2009, SFP+ will be deployed as a key 10 gigabit Ethernet connectivity technology in the data center switches and blade servers. Additionally, 10GBASE-KR, a high speed backplane connectivity technology will be deployed in blade servers. AMCC has secured more than 25 design wins in the key SFP+ and 10GBASE-KR products. This past quarter, we secured two more key storage infrastructure suppliers. We also received the endorsement of a key tier one server provider. We have announced winning other customers for 10 gig optical PHY such as NetXen, a leading provider of 10 gig solutions for our major OEMs. We announced two European optical transceiver vendors, Mitel-Teleoptix and MergeOptics, who use our PHY technology for their 10 gigabit per second XFP and X2 module solutions. We just announced Civcom, a module vendor who has selected our 10 gigabit per second PHY technology for a Small Form Factor MSA Transponder solutions. During the September quarter, we saw a sequential growth in excess of 20% in our 10 gig Ethernet backlog.
Also during the last quarter, we announced the demonstration and validation of our
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
10GBASE-LRM capabilities with Avago Technologies for SFP+ applications. We are one of only two companies that had successfully passed the 10GBASE-LRM qualification at a major OEM. Successfully passing the challenging qualifications required for LRM confirms we have superior optical compensation also known as EDC or noise cancellation.
As I mentioned before, in the carrier networks the transition from voice centric SONET networks to data and Ethernet centric OTN networks continues in the core and is just gaining momentum in the metro. Our OTN product line and its two premium members Rubicon and Pemaquid continue to win new designs. Pemaquid is designed into more than 20 major OEM platforms. The first of these platforms is going through final testing in preparation for full-scale production. 2009 should be a strong year for this product line despite the macro conditions.
In the processor area, we continue to see growth in our direct customers. Distribution, however, is down for the reasons I mentioned before. Part of it is also due to caution on the part of distributors and their continued efforts to manage inventories tightly.
Momentum on the PowerPC 405 and the newly released 460 product lines remains strong. We now have won five different tier one platforms for Ethernet and SAN switching in the data center. We expect the majority of these to go into production in the second half of 2009. We have multiple design wins in storage controller cards and blade servers that are also expected to ramp in 2009. During the quarter, the 460 product line secured a major wireless access point at a tier one expanding our footprint into many new enterprise wireless applications.
We also won a WiMAX base station at a major supplier. We’re also working on several new enterprise printer opportunities. In many cases, the volumes of these design wins measured in both dollars and units far exceed any previous AMCC design win by a factor of two or three. We’re pursuing a number of NAS related opportunities that are several times the volumes of any of the current design wins.
Overall, our progress in the processor area is very encouraging.
We’re starting to crack the telecom infrastructure market for control plane processors with some key customers. For example, there is a tier one customer that spends over $70 million annually in processors with one of our major competitors. This account has been closed to AMCC for several years. We have built new relationships and have already secured two design wins. It will take us several years to completely unlock the processor potential in this account, but we will. Look for us to utilize our strength in the transport area to effectively cross-sell, a capability that most of our competition lacks.
Now, turning to storage.
In the September quarter, we further increased our share in the channel for Serial RAID Controllers. We gained 6% in the U.S. and strengthened our number one market share position. Total SAS unit volume grew at a triple-digit percentage rate sequentially.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
In the next generation Internet data centers, serial technology SAS and SATA will play a dominant role. AMCC is one of only two leading companies that have the necessary IP elements to succeed in this market,
•	mainly advanced ASICs,

•	mature RAID code and management software and

•	board-level integration.
This positions us very well.
We expect storage revenues to be impacted negatively in the vertical applications such as video editing, education and entertainment by the macroeconomic conditions as I mentioned before.
Finally, before I hand the call back to Bob to discuss the numbers with you, I would like to highlight two additional points. First is that AMCC is a high innovation company. Our product involves significant intellectual property with a high barrier to entry. Our design win sockets often carry a high value and will last several years. Our gross margins are close to 60%. We have 168 patents and are filing six to ten Class A broad architectural patents each quarter. Our IP has significant value as demonstrated by the contracts we announced back in June.
The second point is regarding the synergies we are reaching across our three businesses. Since Dr. Paramesh Gopi joined us as our Chief Operating Officer, we have reorganized the processor transport and storage groups internally around functional lines. This has enabled us to align and focus our resources more efficiently. Supporting this new strategic organization, in early October we announced a reduction in force of around 5%. This action was not driven by financial considerations, but rather by organizational and strategic realignment.
Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thanks, Kambiz. Second quarter revenues were $76.9 million, up $2.9 million or 4% compared to the prior quarter and up 32% from the same quarter a year ago. Processor revenues were $33.3 million, transport revenues were $28.0 million, storage revenues were $12.6 million, and licensing revenues were $3 million.
Sales to North America accounted for 43% of total revenue, sales to Europe contributed 18% and sales to Asia contributed 39%. No single direct customer represented 10% or more the September quarter revenues.
Turning to the P&L, our second quarter non-GAAP net income was $10.3 million or $0.16 per share compared to the non-GAAP net income of $7.7 million or $0.12 per share for the prior quarter. Our non-GAAP net operating margin as a percentage of revenue was 10.1% compared to 8.0% for the prior quarter. This is the fifth straight quarter that operating margins as a percent of revenue have expanded. Furthermore, our EBITDA for the quarter was 14.5% of revenue. The second quarter non-GAAP gross margins including licensing was 59.4%.
Looking forward to the December quarter, we are expecting that gross margins will be up 50 to 100 basis points. This improvement is the result of favorable cost variances realized in the September quarter that should flow to the P&L in the December quarter.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
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Non-GAAP operating expenses were $38.0 million compared to our guidance of $37.5 million to $38.5 million. This is a sequential increase of $0.9 million or approximately 2%. The increase relates primarily to the internal ERP upgrade and one-time charges relating to some key R&D projects. The September quarter non-GAAP R&D expense was $23.4 million, up $1.2 million sequentially, while the non-GAAP SG&A expense was $14.6 million, down $0.3 million sequentially. Our interest income was $2.6 million and excludes the impact of a $3.4 million other than temporary impairment charge that we took on certain securities within our investment portfolio.
The share count for EPS purposes were 65.4 million shares. We are expecting the December share count for EPS purposes to continue to be in the range of 65 to 66 million shares before any stock repurchase. Our Board has authorized a stock repurchase of up to $100 million. We will finalize details of the buyback program over the next few weeks.
In terms of OpEx guidance for the third quarter, we are expecting expenses to remain flat in the range of $38 million plus or minus $0.5 million. Interest income is expected to be between $2.0 and $2.5 million, reflecting lower returns due to depressed market conditions offset by an increase in our cash balances. Our tax rate continues to be projected at 3% for the next several quarters.
Turning to the balance sheet, our cash and investments totaled $201.1 million at the end of the second quarter. This includes $5.4 million of investments that are shown as non-current assets on the balance sheet. Our cash and investments are up $1.5 million from the end of the first quarter. During the quarter, we generated $9.4 million of cash from operations and used approximately $1.4 million for capital expenditures. You can refer to our cash flow statement in the earnings release for more information.
Our working capital is in excess of $225 million and we have no long-term debt. DSO remained relatively flat at 37 days and we expect our DSO to range from 36 to 40 days going forward.
Net inventories were $34.5 million, up marginally by approximately $0.6 million from the prior quarter and inventory turns were 3.6 compared to 3.7 last quarter. The magnitude of the downturn surprised us and we would expect inventory turns to decline to the 3.3 level in the December quarter, before returning to the 3.6 to 3.7 level for the March quarter. Long-term, we continue to target inventory turns at four or better.
Capital expenditures for the quarter were $1.4 million and capital depreciation was $1.7 million. The increase was related primarily to some investments in computer hardware and software and ramping up the design center in Vietnam and system upgrades in the U.S.
Turning to GAAP, as you know our non-GAAP financials exclude certain items required by GAAP such as amortization or impairment of purchased intangibles and goodwill, other than temporary impairment charges on our investment portfolio, stock-based compensation expense and restructuring charges. The timing occurrence and magnitude of such items can be difficult or impossible to estimate for future periods.
Our net loss on a GAAP basis was $2.3 million versus a net loss of $5.2 million last quarter. The difference in our second quarter GAAP net loss of $2.3 million and our second quarter non-GAAP net income of $10.3 million is a delta of $12.6 million. This $12.6 million is primarily comprised of one, $3.4 million relating to other than temporary impairment charges relating to certain securities and our investment portfolio; two, $3.0 million of stock-based compensation and three, $5.9 million of amortization of purchased intangibles.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
I will point out that the last two items, the stock-based compensation and the amortization of purchased intangibles are reoccurring and will continue to occur in subsequent quarters. In addition, in October we implemented a restructuring program to realign and focus our personnel resources.
Therefore, we expect to record a restructuring charge in the third quarter related to the cost of employee severances. We would expect this to be in the range of approximately $0.9 to $1.1 million. We cannot predict whether the other items will reoccur in the future.
Looking forward to the third quarter, we can expect certain known GAAP charges such as the amortization of purchased intangibles and the stock-based compensation to continue. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking non-GAAP measures.
That concludes my remarks and I’ll now turn the call back to Kambiz.
Kambiz Hooshmand, Chief Executive Officer and President
Thanks Bob. Okay, now comes the time to provide a guidance for the December quarter. This is a difficult task in any quarter, but at this point in time with the global economic concerns visibility is especially poor. As I mentioned before, we see continued strength in our PowerPC business and Ethernet products, driven by a strong track record of design wins in the past several quarters.
We see weakness in telecom related applications and storage related verticals. We see continued strength of many of our direct customers again reflecting our strong track record of design wins. These direct customers are big and strong. They will have the staying power through this storm.
We see weakness in the channel, especially in North America driven by caution, a desire to manage inventories and overall economic uncertainty. We’re not losing any existing sockets. Quite to the contrary, we’re accelerating our design win rates and the volume and quality of these designs. Many of our highest volume ever designed ramp in 2009 as I highlighted before.
We cannot control the macro conditions so we’ll continue to focus on providing the lowest power, sustainable solutions for the Internet data center and carrier central office. We have a strong cash balance, and are cash flow positive from operations.
We have the same power and believe that our position will strengthen through this down cycle as the competitive landscape will go through a pairing down process. We’re forecasting for the December revenues to be down sequentially by approximately 10%, give or take 2%.
Now, I’m going to turn the call back to Bob for the Q&A. Bob?
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thank you, Kambiz. This concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
■ QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. We’ll have our first question from James Schneider, Goldman Sachs.
<Q — James Schneider>: Thank you, guys and thanks for taking my question. I guess, first of all for Kambiz, could you give us a little bit of color in terms of the product areas that you expect to be down the most in terms of Q4 revenues, or December quarter revenues, please?
<A — Kambiz Hooshmand>: I think anything having to do with telecom will be down again in the December quarter, well actually, in the September quarter we were not down, so it will be down for the first time in the December quarter. And I have to remind you that, although we say process, transport, store within the processor or product line, we have a fair bit of exposure to telecom as well because a number of our processor design wins from the past are in fact in the telecom sector. And even in storage, we sell into certain telecom related applications. So, anything having to do with telecom will be down. It will probably be down the most. Anything having to do with the general economy and the distribution will be down and that’s the second down in terms of percentage.
<A — Robert Gargus>: So, Jim. This is Bob. Obviously, while I cut the cost to three??? based on our given split of the revenue, you can pretty well guess that’s going to impact the transport revenue number more and before you even ask, yes, the impact of that since transport has the higher gross margins, has been factored into the gross margin guidance that we gave you.
<Q — James Schneider>: Fair enough. And can you talk — I think you talked a little bit in your prepared remarks about North America being particularly weak and Asia remaining strong. Do you still expect that going forward in the December quarter as well?
<A — Kambiz Hooshmand>: I think in December, we’ll continue to see strength on a relative basis in Asia. I think that the disease that began in North America has spread to Europe and it’s hard to predict when or if it will spread into Asia. But I think we will continue to see strength in Asia in the December quarter. And part of that is also obviously, we’re not big enough to comment on all of Asia or all of the assets because in wireless infrastructure, and in particular, on backhaul, we have design wins that are going through network upgrades. I gave you examples of that in our comments. And therefore, we see upside where others might see downside or we certainly see, in our segment, in our design wins we see strength.
<Q — James Schneider>: Great. And then in terms of the backlog levels, I assume that backlog decreased going into this quarter. Can you comment qualitatively on what the absolute level is, relative to where it was previously like two quarters ago, three quarters ago, etcetera?
<A — Robert Gargus>: We’ll just comment that backlog is down and consistent with the guidance that we gave.
<Q — James Schneider>: Okay, fair enough. And then last one...
<A — Robert Gargus>: Overall, Jim, our turns within the quarter has been declining for quite some time and we’re still — even today we’re still in a better situation with regards to turns than say two years ago.
<Q — James Schneider>: Okay. And then, lastly. Bob, given the fall off in revenue in this quarter, do you have any change in terms of how you’re looking at the IP revenue and reinvestment, 50% into OpEx and 50% drop in the bottom line?
<A — Robert Gargus>: At this point, no. We are obviously concerned. We will be squeezing down on discretionary spending. We will be reassessing once we come out of the December quarter
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
based on what the March quarter looks like. We don’t want to overreact, if this is a one quarter phenomena. If it starts to expand or have the appearance of being more protracted, then obviously, we’ll start to revisit things.
<Q — James Schneider>: Thanks very much.
<A — Robert Gargus>: Thank you, Jim.
Operator: We’ll have our next question from Dan Morris, Oppenheimer & Company.
<Q — Daniel Morris>: Hi guys, thanks for taking my questions. Just a little — kind of follow-up on the gross margin comments that you have there, Bob. You’ve been impacted by mix, this next quarter yet, the gross margins are going up to 50 to 100 basis points. Could you just give us little more color on what’s driving that improvement?
<A — Robert Gargus>: So, like every company we get cost improvements. Those cost improvements flow into inventory. It takes a while for the old costs to flow out of inventory and flow to their P&L. So, the cost improvements we got is part of our new fiscal year negotiations, flowed in during the April through September kind of timeframe, and those are now starting to flow out of inventory in a more aggressive way to the P&L for the December quarter.
<Q — Daniel Morris>: Okay. So that’s something that could be sustainable over the next few quarters, then.
<A — Robert Gargus>: Correct.
<Q — Daniel Morris>: And then just — you talked a little bit about visibility being a little weaker, has there been some changes, then, in your lead times?
<A — Kambiz Hooshmand>: No. No, we have — I’m not sure if I understand which end of the question you’re talking about. If you’re talking about our customers, they have, the large ones have contracts with us where they place orders within the lead times and we’re obligated to meet those through a variety of mechanisms, including maintaining inventory in-house.
So we’re not — from the direct customers we’re not seeing any more — any poor visibility. Actually, the direct customers on a sequential basis are up, and up quite a bit for us. It’s the distribution that’s looking, from a visibility standpoint, very poor.
<Q — Daniel Morris>: Okay, great. And then, I mean you’ve got quite a few I guess design wins in the pipeline for 2009. With this kind of macro uncertainty, have you seen any changes to the timing of those ramps?
<A — Kambiz Hooshmand>: So far, no. Hard to predict. But so far, no. And I suspect there will be an impact to the timing of the recognition of the revenue, meaning that a particular platform may be pushed out a little bit. Some end customer, be it the carrier or a financial institution, may in fact push out the orders, in turn pushes out the component orders to us. But, so far we haven’t seen any impact. Customers are progressing on schedule.
<Q — Daniel Morris>: Okay, great. Thank you.
<A — Kambiz Hooshmand>: Thank you.
Operator: We’ll have our next question from Sandy Harrison, Signal Hill.
<Q — Sandy Harrison>: Thanks. Good afternoon, everyone.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<A — Kambiz Hooshmand>: Good afternoon.
<Q — Sandy Harrison>: Couple of questions. As far as — like the distribution you commented about inventories and so forth. How’s — if you could look at it for maybe sell-out versus a sell-in, what is your observation? There’s more going out then in or vice versa? What just — kind of what’s your take on that?
<A — Kambiz Hooshmand>: Well, September, as I mentioned in the call, the sell-out slowed down quite a bit. A lot of our telecom customers, actually some of the larger names, go up through distribution for a variety of reasons, one of which relates back to the question I answered earlier that they do want to place orders within the lead time. So, we did see a slowdown in sell-out in September, and in October it’s too early to tell for us but I suspect it’s essentially flat through September, which wasn’t a very good month for sell-out purposes.
From a sell-in perspective, I’ll let Bob comment.
<A — Robert Gargus>: From a sell-in perspective, sell-in numbers were down slightly for the quarter but still down a little bit. As Kambiz mentioned though, we did see the phenomena and particularly in the latter half of September where some of the larger telco companies went to the distributors and basically pushed out deliveries. So that we wound up exiting a little bit more inventory in the channel than we would have forecasted. Now, that said, we still only have about six weeks in the channel in total.
<Q — Sandy Harrison>: Got you. And then, any chance or typically you got an ASIC order or sort of a your annual order from your one customer that tends to be lumpy. Any thoughts on that, seeing that coming in anytime soon, or any thoughts on what you might see then from that perspective?
<A — Robert Gargus>: Not in the December quarter, and I think you’re referring to the gaming application and that particular customer, we’ll just say, has their own financial woes. So, I don’t see that for the December quarter.
<Q — Sandy Harrison>: Got you. And then, from the IP front, any other success stories at this point you guys might want to share, given what you’ve been able to accomplish to this point and as far as maybe attracting some additional customers from that perspective.
<A — Robert Gargus>: Negotiations, but nothing close.
<A — Kambiz Hooshmand>: We’re not ready to announce anything but there are some negotiations.
<Q — Sandy Harrison>: Got you. And then lastly, a product question. From the SFP+ seeing a lot of press releases out of you guys and seeing a lot of talk. And what sort of a catalyst - Kambiz, you talked about some of the broader issues or broader things that are driving the adoption of SFP+. But is there any particular platform, is there any particular chip set or anything like that would cause the move towards these new products that you’ve kind of talked about to really sort of explode or go to a new level, or is it just going to be critical mass gaining over time?
<A — Kambiz Hooshmand>: Well, I think at the fundamental foundation of this drive for SFP+ is the growth in the Internet bandwidth, growth in the data center. So, if you were to do a 2 x 2 matrix, a portion or a quadrant of that 2 x 2 matrix would be based on Cisco and what Cisco will drive into the enterprise data center in terms of 10 gig. And Cisco’s own desire and drive to migrate the existing data center networks from 1 gig to 10 gigs. So, that’s one key transition.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
Another key quadrant, there is the non-Cisco portion for the data center. They have their own motivations in terms of competing with Cisco. Another key quadrant is the Cisco equipment that goes into the data — the Internet data center, not the corporate data center, but the Internet data center and then finally the non-Cisco which is getting to be larger that goes into the Internet data center. That has its own dynamics.
So, each of these are driven by different dynamics. But the net result is all of these are migrating to 10 gig at different speeds based, on different requirements. Where we’re going to see this first and biggest movement to 10 gig and SFP+ is actually in the Internet data center, and that’s driven by bandwidth growth and not necessarily driven by Cisco anymore because some of the largest Internet providers are not necessarily using Cisco equipments any more.
<Q — Sandy Harrison>: Got you. All right. Thanks for that.
<A — Kambiz Hooshmand>: Yeah.
Operator: Our next question comes from Christian Schwab, Craig-Hallum.
<Q — Christian Schwab>: Great, thank you. Bob, last year when revenues fell off a cliff from $70 to $50 million, and then kind of began that V-shaped recovery, where did weeks of inventory in the channel bottom?
<A — Robert Gargus>: So, by bottom, the highest that we’ve had is about 2.2 months and the lowest we’ve had is about four weeks.
<Q — Christian Schwab>: Okay. And then, in the text of the press release, we talked about a negative impact logically lasting a couple quarters, here. With that in mind, what type of sequential decline in your business are you guys prepared for in the March quarter?
<A — Kambiz Hooshmand>: Let me answer that question, Bob and then maybe you could add some color. We have internal mechanisms where we track the bookings for the March quarter and we never provide guidance more than one quarter at a time. So, you just heard our guidance for December. But I will give you more color in the sense of what we see so far, which is incredibly early and far too partial data to bet anything on is that we don’t see a significant decline in the March based on the early data that we have.
That really needs to be muted by the fact that we’re only four weeks into this quarter, at the vast majority of the layout of the backlog for the March quarter happens in December. So, there is a lot of detail to be understood still. Bob?
<A — Robert Gargus>: That’s basically the punch line in that, but that’s why we’re taking this one quarter at a time.
<A — Kambiz Hooshmand>: It is encouraging that we don’t see the bottom dropping out of the March quarter from the early data.
<Q — Christian Schwab>: Great, thank you.
<A — Kambiz Hooshmand>: Thank you.
Operator: [Operator Instructions]. We’ll go next Sanjay Devgan, Morgan Stanley.
<Q — Sanjay Devgan>: Hey guys. Thanks for taking my question. Just briefly, last quarter I remember you guys mentioned the potential to receive $2 to $3 million worth of NREs from some key customers, and then it was indicated it would be coming in the coming quarters. I was
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
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wondering, is that factored into your guidance and, if it is, is it classified as revenue or is it classified as an offset to OpEx?
<A — Robert Gargus>: This is Bob. It’s classified as an offset to OpEx, and it is factored in through the guidance.
<Q — Sanjay Devgan>: For December?
<A — Robert Gargus>: Well, for the year.
<Q — Sanjay Devgan>: Oh, for the year, okay.
<A — Robert Gargus>: That $2 to $3 million reflected for the full year and that we did not have, well we had — what I would call, a very small amount this quarter, but not meaningful enough to break it out. And last quarter I think we had $4 or $500,000 and we broke it out. And if we get a significant number, we will tell you and if it happens to be categorized as revenue we’ll tell you that it appeared in the revenue line. If it continues to be in the expense offset, we will flag it if it’s at all meaningful.
<Q — Sanjay Devgan>: Okay. Thanks so much. And then, secondly, just wanted to touch on the storage business. I think last quarter you talked about a build up of inventory for RAID products. Sounds like — I was wondering if you can just give us a sense of how that inventory is looking specifically for those products. And, what’s your thoughts on the storage business, specifically?
<A — Kambiz Hooshmand>: Sell through for storage in August was not very good. Not completely unexpected, because August is a very quiet month in Europe and that’s a seasonal pattern. September picked up, but not to the point that it usually picks up in September after each August. So, I think that obviously was modulated by the macroeconomic condition. So, overall, the inventory is a little higher than we would like to see it still.
<A — Robert Gargus>: Sanjay, this is Bob. It actually grew a little bit more again this quarter, but again I think part of this is — we saw, just like we did on the chip side of the distribution side, we saw a more of a drop off on the sell through in the month of September that well, I think, we think is related to the economy and the meltdown with the financial crisis more so than anything else.
<A — Kambiz Hooshmand>: I will remind you again what we said on the call, which is we gained in North America six percentage points of share in the channel. So we are not losing any existing sockets. Although, a turned socket in this context does not apply.
<Q — Sanjay Devgan>: Okay, sure. Okay, thank you very much.
<A — Kambiz Hooshmand>: Thank you.
Operator: We’ll go next to Brian Thonn, Kingdom Ridge Capital. Mr. Thonn, your line is open. [Operator Instructions].
<Q — Brian Thonn>: Thanks, guys. Bob, in your prepared remarks you mentioned that there is $100 million buyback the Board has approved. Are there any more details you can provide in terms of the buyback in terms of timing?
<A — Robert Gargus>: No, we had our Board meeting, actually just two days before this call, and so it was a subject that the Board approved but there is detail that has to be flushed out in terms of pricing ranges, the vehicle that we use, those sorts of things. So, that’s why we’ve hedged this, because we have to get those things bottled up and pick a banker and the whole bit before we can implement the program.
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Applied Micro Circuits Corp.	AMCC	Q2 2009 Earnings Call	Oct. 30, 2008
Company ▲	Ticker ▲	Event Type ▲	Date ▲
<Q — Brian Thonn>: Very good. Thanks a lot.
<A — Robert Gargus>: Thank you, Brian.
Operator: [Operator Instructions]. And it appears we have no further questions in the queue at this time. I’ll turn the conference back over to Mr. Gargus for additional or closing remarks.
Robert G. Gargus, Senior Vice President and Chief Financial Officer
Thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 719-457-0820 and entering the reservation number 4222506. We will also file a copy of this script in an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.
Kambiz Hooshmand, Chief Executive Officer and President
Thank you.
Operator: That concludes today’s conference. You may disconnect at this time.
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